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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


          INFORMATION STATEMENT FILED PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                             ASIAINFO HOLDINGS, INC.
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                                (NAME OF ISSUER)


                         COMMON STOCK ($0.01 PAR VALUE)
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                         (TITLE OF CLASS OF SECURITIES)


                                   04518A 10 4
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                                 (CUSIP NUMBER)

                                DECEMBER 31, 2000
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              DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 04518A 10 4                13G                             Page 2 of 5

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1.        NAME OF REPORTING PERSON:  INTEL PACIFIC, INC.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  77-0498401
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2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [ ]
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3.        SEC USE ONLY

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4.        CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE

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                          5.     SOLE VOTING POWER
       NUMBER OF                 -0-
                          ------------------------------------------------------
         SHARES           6.     SHARED VOTING POWER
      BENEFICIALLY               2,630,425 (see Item 4)
                          ------------------------------------------------------
     OWNED BY EACH        7.     SOLE DISPOSITIVE POWER
       REPORTING                 -0-
                          ------------------------------------------------------
      PERSON WITH         8.     SHARED DISPOSITIVE POWER
                                 2,630,425 (see Item 4)
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9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON:  2,630,425 (see Item 4)
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10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES                                            [ ]
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11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.5% (see Item 4)
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12.       TYPE OF REPORTING PERSON*
          CO
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*SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. 04518A 10 4                13G                             Page 3 of 5


ITEM 1. (a)    Name of Issuer: AsiaInfo Holdings, Inc.

        (b)    Address of Issuer's Principal Executive Offices:
               4th Floor, Zhongdian Information Tower
               18, Baishiqiao Road, Haidian District
               Beijing 100086
               CHINA

ITEM 2. (a)    Name of Person Filing: Intel Pacific, Inc.

        (b)    Address of Principal Business Office or, if None, Residence:
               2200 Mission College Blvd.
               Santa Clara, CA 95052

        (c)    Citizenship: Delaware

        (d)    Title of Class of Securities: Common Stock ($0.01 par value)

        (e)    CUSIP Number: 04518A 10 4

ITEM 3. Inapplicable

ITEM 4. Ownership

        (a)    Amount beneficially owned: 2,630,425

        (b)    Percent of class: 6.5%

               The beneficial ownership percentage is based on data reported in the Issuer's 10-Q/A filed on January 9, 2001 which reports 40,537,940 shares of common stock outstanding as of November 12, 2000.

        (c)    Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote: -0-

               (ii)   Shared power to vote or to direct the vote: 2,630,425

               (iii)  Sole power to dispose or to direct the disposition of: -0-

               (iv)   Shared power to dispose or to direct the disposition of:
                      2,630,425

               Intel Pacific, Inc. is a wholly-owned subsidiary of Intel Corporation. Intel Corporation is a Delaware corporation with its principal business address at 2200 Mission College Blvd., Santa Clara, CA 95052. Intel Corporation may be deemed to share beneficial ownership of the shares held by its wholly-owned subsidiary, Intel Pacific, Inc., and reported in this Schedule 13G.

ITEM 5. Inapplicable

ITEM 6. Inapplicable

ITEM 7. Inapplicable

ITEM 8. Inapplicable

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CUSIP No. 04518A 10 4                13G                             Page 4 of 5

ITEM 9.       Inapplicable

ITEM 10.      Inapplicable


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CUSIP No. 04518A 10 4                13G                             Page 5 of 5
Asiainfo Holdings, Inc.


SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 9, 2001
                                       ----------------------------------------
                                                         Date


                                                /s/ Patrice C. Scatena
                                       ----------------------------------------
                                                      Signature

                                                  Patrice C. Scatena
                                            Secretary, Intel Pacific, Inc.
                                       ----------------------------------------
                                                      Name/Title